Morgan Stanley Universal Institutional Funds,
Inc. - Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:  Actavis PLC
Purchase/Trade Date:	  2/25/2015
Offering Price of Shares: $288.00
Total Amount of Offering: 13,194,445
Amount Purchased by Fund: 6,583
Percentage of Offering Purchased by Fund:
0.050
Percentage of Fund's Total Assets: 0.88
Brokers:  J.P. Morgan, Mizuho Securities, Wells
Fargo Securities, Morgan Stanley, Barclays,
Citigroup, BNP Paribas, HSBC, MUFG, RBS,
SMBC Nikko, TD Securities, DNB Markets,
Raymond James, Scotiabank, BBVA, Credit
Agricole CIB, Fifth Third Securities, PNC
Capital Markets Bank, Santander
Purchased from: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.